UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 2, 2012

Federal Home Loan Bank of New York
__________________________________________
(Exact name of registrant as specified in its charter)

Federally Chartered Corporation	000-51397	136400946
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

101 Park Avenue, Floor 5, New York, New York		10178-0599
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	212-441-6616

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

Each month the Chief Executive Officer of the Bank issues a 'Report from the President' (the "Report") to each shareholder. Such Reports may contain information that may be important to security holders. A copy of the Report to shareholders for the month of October 2012 issued on November 2, 2012 appears below.

November 2, 2012

TO: All Stockholders
(Addressed Individually)

SUBJECT: Report from the President

At the Bank

Hurricane Sandy and Recovery

In the wake of Hurricane Sandy, communities across the region and beyond are beginning to start what will be a long and strenuous recovery process. It will take time, effort and teamwork to dig out from under the destruction wrought by this unprecedented storm.

Like many of our members, the Home Loan Bank was affected by Hurricane Sandy, and we face many similar challenges: flooding, power outages, commuting issues and employee safety concerns. This week, we have conducted our operations with critical staff based in our New York office, and additional staff utilizing our remote access capabilities as needed. I am pleased to report that all liquidity requests from our members have been met this week. On Monday, Tuesday and Wednesday – the last three days of the month – 55 members utilized our advance window for $4.4 billion in advances. We also processed $222.5 million in Municipal Letters of Credit to 12 members. Through our MPF® program, six members took down Delivery Commitments totaling $3.3 million, while 10 members funded 28 loans totaling $4.7 million in production. And, in addition, we have continued to make disaster relief funding for FEMA-designated disaster areas available through our Community Lending Programs. We are proud to have remained open during this disaster, offering extended hours to meet our members’ funding needs.

The Home Loan Bank will be here to help you meet the many needs of the communities you serve as your customers and neighbors look to you for support during what will surely be a long recovery period. This storm has affected communities from the Caribbean to southern New Jersey and through upstate New York. Thanks to the exceptional work of local, state and federal officials, as well as the members of these communities themselves, the human toll of the storm was far less than it could have been. Yet lives were lost and the physical and economic damage done across the region is extensive. Still, the spirit of community remains bright. Across the region, neighbors have helped each other clear debris; strangers have opened their homes to provide shelter for storm victims; commuters have shared rides; and volunteers have given food, water, electricity and their time, all in an effort to help others.

Hurricane Sandy ravaged communities across our region. But it is through that shared sense of community that these cities and towns, and eventually the region, will recover. The local lender will play a crucial role in all relief efforts. And the Home Loan Bank is proud to stand by you, our members, to help in any way we can. There will be much work ahead, and it will take all of us, working together, to recover.

Sincerely,

Alfred A. DelliBovi
President and CEO

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This report contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "projected," "expects," "may," or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of New York

November 2, 2012	By:	/s/ Kevin M. Neylan

Name: Kevin M. Neylan
Title: Senior Vice President and Chief Financial Officer